Exhibit 4.1
EXECUTION COPY
LETTER AMENDMENT
Dated as of March 4, 2009
To the banks, financial institutions
and other institutional lenders
(collectively, the “Lenders”) parties
to the Credit Agreement referred to
below and to Citicorp North America, Inc., as agent
(the “Agent”) for the Lenders
Ladies and Gentlemen:
          We refer to the Credit Agreement dated as of August 24, 2004, as amended and restated as of March 29, 2005, and as further amended as of August 23, 2005 and as of September 20, 2006 (such Credit Agreement, as so amended, the “Credit Agreement”) among the undersigned and you. Capitalized terms not otherwise defined in this Letter Amendment have the same meanings as specified in the Credit Agreement.
          It is hereby agreed by you and us as follows:
          Effective as of the date of this Letter Amendment, Section 5.03(a) of the Credit Agreement is hereby amended in full to read as follows:
     (a) Debt/EBITDA Ratio. Maintain a ratio of Consolidated Debt to Consolidated EBITDA for the period of twelve months most recently ended on or prior to the last day of each fiscal quarter of not greater than 3.50 : 1.00; provided, however, to the extent that the Company has cash or cash equivalents on hand in an amount sufficient for the payment thereof, the outstanding 4.625% senior notes due October 1, 2009 to be repaid by the Company shall be excluded from the calculation of Consolidated Debt for all reporting periods prior to October 1, 2009.
          The Company hereby acknowledges that, pursuant to Section 5.01(h)(vi) of the Credit Agreement, the Lenders have requested that the delivery of the quarterly financial statements for the fiscal quarter ending September 30, 2009 shall be accompanied by a certification by the chief financial officer of the Company that the 4.625% senior notes due October 1, 2009 were in fact repaid on or before October 1, 2009.
          This Letter Amendment shall become effective as of the date first above written when, and only when, the Agent shall have received counterparts of this Letter Amendment executed by the undersigned and the Required Lenders. This Letter Amendment is subject to the provisions of Section 9.01 of the Credit Agreement.
          The Company represents and warrants that, as of the date hereof, the representations and warranties contained in Section 4.01 (other than the representation set forth in the last sentence of Section 4.01(e)) of the Credit Agreement are correct and no Default has occurred and is continuing.

          On and after the effectiveness of this Letter Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Letter Amendment.
          The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Letter Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Letter Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.
          If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning at least two counterparts of this Letter Amendment to Susan L. Hobart, Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022.
          This Letter Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Letter Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Letter Amendment.

          This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours, THE LUBRIZOL CORPORATION
By:	/s/ Charles P. Cooley III
	Title:	Senior Vice President, Treasurer and Chief Financial Officer

By:	/s/ Greg D. Taylor
	Title:	Vice President Planning, Development and Communications

Agreed as of the date first above written:

CITICORP NORTH AMERICA, INC., as Agent and as Lender

By	/s/ Joronne Jeter

	Title:	Vice President

ABN AMRO BANK, NV

By	/s/ Michele Costello

	Title:	Director

By	/s/ Suneel Gill

	Title:	Assistant Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD

By	/s/ Victor Pierzchalski

	Title:	Authorized Signer

CALYON NEW YORK BRANCH

By	/s/ Blake Wright

	Title:	Managing Director

By	/s/ Joseph Philbin

	Title:	Director

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Marcus Tarkington

	Title:	Director

By	/s/ Rainer Meier

	Title:	Director

FIFTH THIRD BANK

By	/s/ R. C. Lanctot

	Title:	Vice President

FORTIS CAPITAL CORP.

By	/s/ John Spillane

	Title:	Vice President

By	/s/ John W. Deegan

	Title:	Director & Group Head

KEYBANK NATIONAL ASSOCIATION

By	/s/ Brian Fox

	Title:	Vice President

MIZUHO CORPORATE BANK, LTD.

By	/s/ Leon Mo

	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION

By	/s/ Joseph G. Moran

Title: Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC

By	/s/ Bhavin Shah

	Title:	Managing Director

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Kenneth R. Fieler

	Title:	Assistant Vice President

WACHOVIA BANK, N.A. A WELLS FARGO COMPANY

By	/s/ Barbara Van N Feertan

	Title:	Director

WELLS FARGO BANK, N.A.

By	/s/ Steven Buehler

	Title:	Senior Relationship Manager

5